Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Encouraging Pre-NDA Meeting with the FDA for

Firdapse™ as a Treatment for Lambert-Eaton Myasthenic Syndrome (LEMS)

CORAL GABLES, FL, February 2, 2015 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), (Catalyst Pharmaceuticals), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that it has held a productive pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA) regarding Firdapse™ for the treatment of LEMS. Based on this meeting, Catalyst believes that its Phase 3 clinical program will provide acceptable support for submission of an NDA for Firdapse™ for LEMS. The Company plans to complete a full NDA submission during the 3rd quarter of 2015. Catalyst will confirm the overall regulatory path forward upon receipt of formal meeting minutes from the FDA in the coming weeks and will provide a further update at that time.

“We appreciate the guidance provided to us by the FDA at our meeting and their desire to work collaboratively with us towards the submission of an NDA,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “Breakthrough therapy status for Firdapse™ has enabled a close FDA dialogue, and the pre-NDA meeting discussions have further reinforced our confidence in the NDA package we have developed to-date. During the meeting, potential paths forward for one type of congenital myasthenic syndromes were also discussed. We look forward to receipt of the meeting minutes to provide additional color moving forward, but we believe that this encouraging recent meeting brings us one step closer in bringing Firdapse™ to market for the benefit of patients suffering from LEMS and other myasthenic syndromes.”

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasms, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts David Schull Matt Middleman, M.D. Russo Partners (212) 845-4271 (212) 845-4272 david.schull@russopartnersllc.com matt.middleman@russopartnersllc.com

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